Exhibit 99.1

Clean Energy appoints two new board members from TotalEnergies

TotalEnergies’ Marc de Guilhem de Lataillade and Aimeric Ramadier

Newport Beach, Calif. – September 11, 2025 – Clean Energy Fuels Corp. (NASDAQ: CLNE) today announced the appointment of Marc de Guilhem de Lataillade and Aimeric Ramadier to its Board of Directors effective immediately. Both executives represent TotalEnergies and will replace outgoing directors, Karine Boissy-Rousseau and Mathieu Soulas, who have served on Clean Energy’s board since 2021 and 2023 respectively.

Marc de Guilhem de Lataillade currently serves as Vice President of Biogas within TotalEnergies’ Gas, Renewables & Power segment. Aimeric Ramadier previously oversaw strategy and supply for the Marketing & Services division and was recently appointed as senior representative USA for TotalEnergies.

“Marc and Aimeric both bring a wealth of experience in renewable fuels and global energy markets that align strongly with our mission to decarbonize transportation. Their understanding of the industry will be invaluable as we continue to build momentum in the renewable natural gas (RNG) market domestically,” said Clean Energy Board of Directors Chairman Stephen Scully.

“I’m pleased to join Clean Energy’s Board of Directors at such a critical time for renewable fuels in transportation. The company’s leadership in RNG and vision for a cleaner energy future closely align with TotalEnergies’ approach to decarbonization. I look forward to working with my fellow directors and the executive team to grow the market further,” said Marc de Guilhem de Lataillade.

“I’m proud to have the opportunity to contribute to Clean Energy’s growth strategy and help scale and accelerate the deployment of low-carbon fuels in North America. Working alongside my fellow board members, I am excited to bring a global perspective to drive its mission of cleaner transportation,” said Aimeric Ramadier.

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived by capturing methane from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada as well as RNG production facilities at dairy farms. Visit www.cleanenergyfuels.com and follow @ce_renewables on X and LinkedIn.

Clean Energy media contact:
Kimberly Fleer
1-949-437-1447
kimberly.fleer@cleanenergyfuels.com

Clean Energy investor contact:
Thomas Driscoll
1-949-437-1191
thomas.driscoll@cleanenergyfuels.com

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